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                                                                    Exhibit  4.2

                           DUSA PHARMACEUTICALS, INC.

                        1994 RESTRICTED STOCK OPTION PLAN


                               ARTICLE I - PURPOSE

         This non-qualified restricted stock option plan (the "Plan") is intended to advance the interests of DUSA Pharmaceuticals, Inc. (the "Company") and its shareholders by encouraging and enabling selected officers, directors, employees and consultants of the Company, upon whose judgment, initiative and effort the Company is largely dependent for the successful conduct of its business, to acquire and retain a proprietary interest in the Company by ownership of its common stock. Options granted under the Plan are not intended to be options which meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

                            ARTICLE II - DEFINITIONS

         (a) "Board of Directors" shall mean the board of directors of the Company.

         (b) "Common Stock" shall mean the Company's no par value common stock.

         (c) "Date of Grant" shall mean the date on which an option is granted under the Plan.

         (d) "Option" shall mean the option granted under the Plan.

         (e) "Optioned Shares" shall mean that number of Common Stock shares which are subject to the Option granted by the Company to the optionee pursuant to this Agreement.

         (f) "Optionee" shall mean a person to whom an Option has been granted under the Plan; and

         (g) "Successor" shall mean the legal representative of the estate of the deceased Optionee, or the person or persons who acquire the right to exercise an Option by bequest or inheritance or by reason of the death of an Optionee.

                    ARTICLE III - ADMINISTRATION OF THE PLAN

         (a) Administration. The Plan shall be administered by the Board of Directors or a committee of not less than two (2) members of the Board of Directors (the "Committee"). If the Plan is administered by the Committee, it shall report all action taken by it to the Board of Directors. The Board of Directors or the Committee shall have complete authority and discretion to interpret and


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administer the Plan in a manner which is consistent with the Plan's provisions, and to make any amendments with respect thereto, subject to Article VIII, subparagraph (c). However, in no event shall the Board of Directors or the Committee have the power to determine eligibility of directors to participate in the Plan, or to determine the number, the value, the vesting or exercise period or the timing of the option grants to be made under the Plan to directors (all such determinations are automatic pursuant to the provisions of the Plan). Any action taken by the Board of Directors or the Committee with respect to the administration of the Plan which would violate Rule 16b-3 under the Securities Exchange Act of 1934, as amended from time to time (or any successor provision) shall be null and void. The decisions made by the Board of Directors or the Committee in connection with selecting persons to participate (other than directors), authorizing the number of stock options and any other aspect of the Plan administration shall be final and binding.

         (b) Effective Date. The Plan shall become effective upon its adoption by the Board (the "Approval Date"), provided that the shareholders of the Company approve the Plan by a majority vote at the next annual shareholder meeting. If the Plan is not approved by the shareholders, all Options granted under the Plan shall terminate.

         (c) Plan Term. The Plan shall terminate and no further Options shall be granted after the expiration of ten (10) years from the date the Plan is adopted.

                  ARTICLE IV - COMMON STOCK SUBJECT TO THE PLAN

         The maximum number of shares of the Company's Common Stock which may be issued upon the exercise of Options granted under the Plan shall not exceed three hundred thousand (300,000), subject to adjustment under the provisions of
Article VII hereof.

                            ARTICLE V - PARTICIPANTS

         Options may be granted under the Plan to any person who is or who agrees to become an officer, director, employee or consultant of the Company or its subsidiaries, provided that the number of shares reserved for issuance under the Plan to any one person pursuant to options granted shall not exceed 5% of the Company's outstanding Common Stock.

              ARTICLE VI - AUTOMATIC GRANTS OF OPTIONS TO DIRECTORS


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         Incumbent directors shall receive automatic grants of 10,000 options to purchase the Company's Common Stock on each anniversary of the Approval Date. Incoming directors shall receive 15,000 options to purchase the Company's Common Stock on the first Approval date after their election to the Board of Directors and thereafter, shall receive the option amounts designated for incumbent directors. The specific terms and conditions of such option grants shall be consistent with Article VII.

                ARTICLE VII - TERMS AND CONDITIONS OF THE OPTIONS

         Any Option granted under the Plan shall be evidenced by an agreement executed by the Company and the Optionee, and shall contain such terms and be in such form as the Board of Directors or the Committee, from time to time, approve, subject to the following limitations and conditions:

         (a) Option Price. The price at which each share of stock may be purchased under an Option (the "Option Price") shall be determined by the Board of Directors or by the Committee, but shall not be less than the fair market value of a share of Common Stock on the day immediately preceding the Date of Grant. The "fair market value" shall be deemed for all purposes under the Plan to be the closing sales price reported as having occurred on the automated quotation system operated by the National Association of Securities Dealers, Inc. ("NASDAQ") or such other exchange where the Company's stock is traded (e.g., The Toronto Stock Exchange) or, if there is not such sale on that date, then on the last preceding date on which such a sale was reported.

         If at any time the Common Stock is not listed on any securities exchange or quoted in the NASDAQ system, the Option Price will be the fair market value of the Common Stock as determined in the good faith judgment of the Board of Directors.

         (b) Period of Option. The expiration date of each Option shall be ten
(10) years from the Date of Grant, provided that if such day is not a day on which the Company is open for business, then on the first following day on which the Company is open for business.

         (c) Exercise of Option. The Optionee may purchase twenty-five percent (25%) of the Common Stock with respect to which the Option has been granted on or after the first anniversary of the day immediately preceding the Date of Grant and an additional twenty-five percent (25%) of the Common Stock with respect to which the Option has been granted on and after each of the three succeeding anniversaries of the day immediately preceding the Date of Grant. Installments or portions thereof not exercised in earlier periods shall be accumulated and available for exercise in


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later periods. In exercising the Option, the Optionee may exercise less than the full installment available to him, but he/she must exercise the Option in full shares of Common Stock of the Company. The Optionee is limited to ten (10) exercises during the term of his/her Option. The Option may be exercised by giving to the Company, at its registered office, notice in writing setting out the number of Optioned Shares with respect to which the option is being exercised. The notice must be accompanied by a certified check, official bank cashier's check or money order in an amount equal to the Option Price multiplied by the number of Optioned Shares requested and a duly executed copy of the Restricted Stock Option Agreement given to the Optionee. Until the exercised Optioned Shares are paid in full, the Optionee shall not be considered a holder of any shares of the Common Stock purchased pursuant to the Plan.

         (d) Vesting of Shareholders Rights. No Optionee nor his/her successor shall have any rights as a shareholder of the Company until the certificates evidencing shares purchased are properly delivered to such Optionee or his/her successor against payment for the shares being purchased.

         (e) Non-Transferability of Option. No Option shall be transferable or assignable by an Optionee other than by will or by the laws of descent and distribution, and each Option shall be exercisable during the Optionee's lifetime only by him. Nothing shall preclude the Optionee from designating in the instrument evidencing his Option the person who after his death may exercise the Option pursuant to the Plan. No Option shall be subject to execution, attachment or similar process. Upon any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of this Option contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the Option granted herein, such Option shall immediately become void.

         (f) Termination of Employment. Subject to subparagraph (g) of this
Article V, upon termination of an Optionee's employment with or service to the Company for any reason, such part of the Option as is then exercisable but unexercised may be exercised by the Optionee for a period of ninety (90) days after termination or such later date as the Board of Directors may approve after which time the Option shall expire; provided, however, that in no event may the Option be exercised after the expiration date of the Option. The granting of an Option to an Optionee does not alter, in any way, the Company's existing rights to terminate such Optionee's employment or service at any time, for any reason, nor does it confer upon such Optionee any rights or privileges, except as specifically provided for him/her under the Plan.

         (g) Death or Permanent Disability of Optionee. If the Optionee dies or becomes totally


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and permanently disabled while in the employ or service of the Company, such part of the Option as is then exercisable but unexercised may be exercised by the Optionee or his/her successor for a period of six (6) months after the death or disability of the Optionee (notwithstanding the expiration date of the Option). The Board of Directors shall be entitled to determine if and when an Optionee has become permanently disabled. In the event that the Option is not exercised within the six (6) month period, the Option shall expire.

                           ARTICLE VIII - ADJUSTMENTS

         (a) Adjustment of Shares Subject to the Plan. The number of shares of stock available under the Plan shall be decreased by the number of shares with respect to which there are issued and outstanding Options, and increased by the number of shares with respect to which an Option has expired, terminated or been canceled.

         (b) Adjustment of Options Granted. In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased, or changed into or exchanged for a different number or kind of shares or other securities of the Company, or for another corporation, by reason of a recapitalization, reclassification, stock split, reverse stock split, combination of shares or dividend or any other distribution payable in capital stock, appropriate adjustments shall be made by the Board of Directors or the Committee in the number and kind of shares for the purchase of which Options may be granted under the Plan. In addition, the Board of Directors or the Committee shall make appropriate adjustments in the number and kind of shares as to which outstanding Options, or portions thereof, then unexercised, shall be exercisable to the end that the proportionate interest of the holder of the Option shall, to the extent practicable, be maintained without change in the total price applicable to the unexercised portion of the Option, but with a corresponding adjustment in the Option Price per share.

         (c) Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, any Option granted under the Plan shall terminate as of the date to be fixed by the Board of Directors or the Committee, provided that not less than thirty (30) days written notice of the date so fixed shall be given to each Optionee and each such Optionee shall have the right during such period to exercise his/her Option as to all or any part of the shares covered thereby, including shares as to which this Option would not otherwise be exercisable by reason of an insufficient lapse of time.

         (d) Reorganization. In the event of a Reorganization (as hereinafter defined) in which


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the Company is not the surviving or acquiring company, or in which the Company is or becomes a wholly-owned subsidiary of another company after the effective date of the Reorganization, then

                  (i) if there is no plan or agreement respecting the Reorganization (the "Reorganization Agreement") or if the Reorganization Agreement does not specifically provide for the change, conversion or exchange of the shares under outstanding and unexercised stock options for securities of another corporation, then the Board of Directors or the Committee shall take the Option, and the Option shall terminate, as provided in subparagraph (c) of this Article VII; or

                  (ii) if there is a Reorganization Agreement and if the Reorganization Agreement specifically provides for the change, conversion or exchange of the shares under outstanding and unexercised stock option for securities of another corporation, then the Board of Directors or the Committee shall adjust the shares under such outstanding and unexercised stock options (and shall adjust the shares remaining under the Plan, if the Reorganization Agreement makes specific provision therefor) in a manner not inconsistent with the provisions of the Reorganization Agreement for the adjustment, change, conversion or exchange of such stock and such Options.

         The term "Reorganization" as used in this subparagraph (d) of this
Article VII, shall mean any statutory merger, statutory consolidation, sale of all or substantially all of the assets of the Company, or sale, pursuant to an agreement with the Company, of securities of the Company, pursuant to which the Company is or becomes a wholly-owned subsidiary of another company after the effective date of the Reorganization.

                           ARTICLE IX - MISCELLANEOUS

         (a) Restrictions on Common Stock. Common Stock acquired pursuant to the exercise of an Option under the Plan shall be subject to applicable transfer restrictions under applicable Canadian or United States federal securities laws, under the requirements of any national securities exchange or market upon which such common stock are then listed and/or traded, and under any blue sky or state securities laws applicable to such common stock. If the instrument evidencing the Option so provides, Common Stock issued on exercise of an Option granted under the Plan may upon issuance be subject to additional restrictions.

         (b) Registration of Shares. At the discretion of the Board of Directors, the Options and the shares of Common Stock received upon exercise of an Option shall be registered with the United


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States Securities and Exchange Commission and any applicable state securities law commission. In the absence of such registration, both the Options and the Optioned Shares: 1) will be issued only pursuant to an exemption from registration; 2) cannot be sold, pledged, traded or otherwise disposed of in the absence of an effective registration statement or an opinion of counsel satisfactory to the Company that such registration is not required; 3) will bear an appropriate restrictive legend to that effect. The Optionees may be required to sign an investment letter satisfactory to the Board of Directors at the time the Options are exercised, and may be required to comply with any other requirements for an exemption under the Securities Act of 1933 and any applicable state securities law exemption.

         (c) Amendment, Suspension and Termination of the Plan. The Board of Directors may, at any time, suspend or terminate the Plan or may amend it, subject to the consent of The Toronto Stock Exchange, from time to time in such respects as the Board of Directors may deem advisable in order that the Options granted thereunder may conform to any changes in the law or in any other respect which the Board of Directors may deem to be in the best interests of the Company. Unless the Plan shall theretofore have been terminated by the Board of Directors, the Plan shall terminate ten (10) years after the effective date of the Plan. No Option may be granted during any suspension or after the termination of the Plan. No amendment, suspension or termination of the Plan shall, without an Optionee's consent, alter or impair any of the rights or obligations under any Option theretofore granted to such Optionee under the Plan. Except as herein provided, no such action of the Board of Directors, unless taken with the approval of the shareholders of the Company, may:

                  (i) increase the maximum number of shares for which Options granted under the Plan may be exercised;

                  (ii) reduce the minimum permissible Option Price; or

                  (iii) alter the class of participants eligible to receive Options under the Plan.

         (d) Use of Proceeds. The proceeds received by the Company from the sale of Common Stock, pursuant to the exercise of Options granted under the Plan, shall be added to the Company's general funds and used for general corporate purposes.

         Adopted this 2nd day of August, 1994.


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